                                                               EXHIBIT (a)(1)(B)
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                            --------------------------

                      OFFER TO EXCHANGE CERTAIN OUTSTANDING
                             OPTIONS FOR NEW OPTIONS
                            (THE "OFFER TO EXCHANGE")

                            --------------------------

THIS SUPPLEMENT CONSTITUTES PART OF THE SECTION 10(a) PROSPECTUS RELATING TO THE
                        NEW FOCUS, INC. 2000 STOCK PLAN

                                  June 1, 2001

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

                                                               EXHIBIT (a)(1)(B)

                                NEW FOCUS, INC.

         OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS FOR NEW OPTIONS
                           (THE "OFFER TO EXCHANGE")

     THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 9:00 P.M., PACIFIC DAYLIGHT TIME, ON JUNE 29, 2001 UNLESS THE OFFER IS EXTENDED.

THE OFFER

     New Focus, Inc. ("New Focus") is offering eligible employees who received option grants between June 1, 2000 and February 28, 2001 (except for the supplemental options granted on November 21, 2000, with an exercise price of $27.00 per share) the opportunity to exchange some or all such outstanding options to purchase shares of New Focus common stock for new options which we will grant under the New Focus, Inc. 2000 Stock Plan (the "2000 Stock Plan"). Employees electing to tender certain options for exchange must also surrender any supplemental options granted on November 21, 2000 associated with the tendered options. No new options will be issued to replace these supplemental option grants. We are making the Offer upon the terms and conditions described in this Offer to Exchange (the "Offer to Exchange"), the related memorandum from Ken Westrick, President and Chief Executive Officer of New Focus, dated June 1, 2001, the Election Form and the Notice to Change Election from Accept to Reject (which together, as they may be amended from time to time, constitute the "Offer").

THE EXCHANGE

     The aggregate number of shares subject to the new options to be granted to each participating employee will be equal to the aggregate number of shares subject to the options tendered by the eligible employee and accepted for exchange, provided that the employee continues to be employed by New Focus on each grant date of new option grants. Subject to the terms and conditions of this Offer, we will grant new options exercisable for shares equal to 30% of the aggregate number of shares subject to the cancelled options (the "First New Option") as soon as practicable after such options tendered by an eligible employee have been cancelled. We will grant new options exercisable for shares equal to 70% of the shares subject to the cancelled options (the "Second New Option" and, together with the First new Option, the "New Options") on or about the first business day which is six months and one day after the date we cancel the options accepted for exchange. Granting the New Options is subject to the employee's continued employment on the Grant Dates (as defined in the Section entitled "New Options" below). Either all or none of the outstanding, unexercised shares subject to an individual option grant may be tendered. No partial tenders of unexercised shares of an option will be accepted. All tendered options accepted by us through the Offer will be cancelled as promptly as practicable after 9:00 PM Pacific Daylight Time on the date the Offer ends. The Offer is currently scheduled to expire at 9:00 PM Pacific Daylight Time on June 29, 2001 (the "Expiration Date"), and we expect to cancel options on July 2, 2001, or as soon as possible thereafter (the "Cancellation Date").

CONDITIONS

     The Offer is not conditioned on a minimum number of options being tendered. Participation in the Offer is completely voluntary. The Offer is subject to conditions that we describe in Section 7 of this Offer to Exchange.

ELIGIBILITY

     You may participate in the Offer if you received an option grant between June 1, 2000 and February 28, 2001 (not including any supplemental options granted on November 21, 2000 with an exercise price of $27.00 per share) and you are an otherwise eligible employee of New Focus, Inc. or one of our subsidiaries in the United States. Non-residents of the United States and employees of a subsidiary outside the United States are not eligible to participate in the Offer.

NEW OPTIONS

     If you tender options for exchange as described in the Offer, then, subject to the terms of this Offer, we will grant you New Options under the 2000 Stock Plan. The New Options will be granted on two grant dates. The First New Option will be granted to you as soon as practicable after the Cancellation Date (the "First Grant Date"), subject to your continued employment through that date. The Second New Option will be granted to you on or about the first business day six months and one day after the Cancellation Date (the "Second Grant Date" and, together with the First Grant Date, the "Grant Dates" and each a "Grant Date"), subject to your continued employment through that date. If your continuous status as an employee of New Focus ceases on or prior to the First Grant Date, which we currently anticipate to be July 2, 2001, you will not receive the New Options, nor will your cancelled options be returned to you. If your continuous status as an employee of New Focus ceases after the First Grant Date but on or prior to the Second Grant Date, you will not receive the Second New Option, nor will any portion of your cancelled options be returned to you.

EXERCISE PRICE

     The exercise price per share of the First New Option and the Second New Option will be 100% of the fair market value, as determined by the closing sales price of New Focus' common stock quoted on The Nasdaq National Market for the last market trading day prior to the First Grant Date and the Second Grant Date, respectively.

VESTING

     The First New Option will vest as to 1/12 on the date which is one month after the First Grant Date and 1/12 each month thereafter until fully vested, subject to your continuous status as an employee on each vesting date. The Second New Option will vest as to 1/48 on the date which is one month after the Second Grant Date and 1/48 each month thereafter until fully vested, subject to your continuous status as an employee on each vesting date.

TERM

     The First New Option will expire eighteen (18) months after the First Grant Date, and the Second New Option will expire ten years after the Second Grant Date, or, in either case, earlier if your continuous status as an employee terminates. (Page 18)

NO RECOMMENDATION

     Although our Board of Directors has approved the Offer, neither we nor our Board of Directors makes any recommendation as to whether you should tender or not tender your options for exchange. You must make your own decision whether or not to tender your options.

     Shares of New Focus common stock are traded on The Nasdaq National Market under the symbol "NUFO." On May 30, 2001, the closing price of our common stock reported on The Nasdaq National Market was $10.22 per share.

     WE RECOMMEND THAT YOU EVALUATE CURRENT MARKET QUOTES FOR OUR COMMON STOCK, AMONG OTHER FACTORS, BEFORE DECIDING WHETHER TO TENDER YOUR OPTIONS.

     THIS OFFER TO EXCHANGE HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE SEC) OR ANY STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO EXCHANGE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     You should direct requests for assistance or for additional copies of this Offer to Exchange, to Gina Ahn at New Focus, Inc., 5215 Hellyer Avenue, San Jose, CA 95138-1001 (telephone: (408) 284-5219).

                                   IMPORTANT

     If you wish to tender your options for exchange, you must complete and sign the Election Form in accordance with its instructions, and fax or hand deliver it and any other required documents to Gina Ahn at fax number (408) 852-7944.

     We are not making the Offer to, and we will not accept any tender of options from or on behalf of, option holders in any jurisdiction in which the Offer or the acceptance of any tender of options would not be in compliance with the laws of that jurisdiction. However, we may, at our discretion, take any actions necessary for us to make the Offer to option holders in any of these jurisdictions.

     WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR OPTIONS THROUGH THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT, THE RELATED MEMORANDUM FROM KEN WESTRICK DATED JUNE 1, 2001, THE ELECTION FORM AND NOTICE TO CHANGE ELECTION FROM ACCEPT TO REJECT. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
SUMMARY TERM SHEET..........................................    1
CERTAIN RISKS OF PARTICIPATING IN THE OFFER.................    6
INTRODUCTION................................................    8
THE OFFER...................................................   10
 1.  Eligibility............................................   10
 2.  Number of Options; Expiration Date.....................   10
 3.  Purpose of the Offer...................................   11
 4.  Procedures for Tendering Options.......................   12
 5.  Withdrawal Rights and Change of Election...............   13
 6.  Acceptance of Options for Exchange and Issuance of New    13
  Options...................................................
 7.  Conditions of the Offer................................   15
 8.  Price Range of Shares Underlying the Options...........   16
 9.  Source and Amount of Consideration; Terms of New          16
  Options...................................................
10. Information Concerning New Focus........................   19
11. Interests of Directors and Officers; Transactions and      19
  Arrangements Concerning the Options.......................
12. Status of Options Acquired by us in the Offer;             19
  Accounting Consequences of the Offer......................
13. Legal Matters; Regulatory Approvals.....................   20
14. Material U.S. Federal Income Tax Consequences...........   20
15. Extension of Offer; Termination; Amendment..............   21
16. Fees and Expenses.......................................   22
17. Additional Information..................................   22
18. Miscellaneous...........................................   23
SCHEDULE A Information Concerning the Directors and           A-1
  Executive Officers of New Focus, Inc. ....................

                               SUMMARY TERM SHEET

     The following are answers to some of the questions that you may have about the Offer. We urge you to read carefully the remainder of this Offer to Exchange, the accompanying memorandum from our President and Chief Executive Officer, Ken Westrick, dated June 1, 2001, the Election Form and the Notice to Change Election From Accept to Reject because the information in this summary is not complete, and additional important information is contained in the remainder of this Offer to Exchange, the accompanying memorandum from Ken Westrick, the Election Form and the Notice to Change Election From Accept to Reject. We have included page references to the remainder of this Offer to Exchange where you can find a more complete description of the topics in this summary.

WHAT SECURITIES ARE WE OFFERING TO EXCHANGE?

     We are offering to exchange all outstanding, unexercised options to purchase shares of common stock of New Focus granted between June 1, 2000 and February 28, 2001 (except for those supplemental options granted on November 21, 2000) held by eligible employees for New Options to be granted under the 2000 Stock Plan. Employees electing to tender certain options for exchange must also surrender for cancellation any supplemental options granted on November 21, 2000 associated with the tendered options. No New Options will be issued to replace these supplemental option grants. (Page 10)

WHO IS ELIGIBLE TO PARTICIPATE?

     Employees are eligible to participate if they are employees of New Focus or one of New Focus' U.S. subsidiaries as of the date the Offer commences and the date on which the tendered options are cancelled. However, non-United States residents and employees employed by subsidiaries of New Focus located outside of the United States are not eligible to participate. In order to receive the First New Option or the Second New Option, your continuous status as an employee must not have terminated prior to or on the First Grant Date or the Second Grant Date, respectively. The First New Option will be granted as soon as practicable after we accept the tendered options for exchange. The Second New Option will be granted as soon as practicable after that date which is six months and one day after the Cancellation Date. (Page 10)

ARE EMPLOYEES OUTSIDE THE UNITED STATES ELIGIBLE TO PARTICIPATE?

     No, non-United States residents and employees of New Focus subsidiaries outside of the United States are not eligible to participate in this Offer to Exchange.

WHY ARE WE MAKING THE OFFER?

     We believe that stock options motivate high levels of performance and provide an effective means of recognizing employee contributions to the success of our company. The Offer provides an opportunity for us to Offer eligible employees a potentially valuable incentive to stay with our company. Options granted between June 1, 2000 and February 28, 2001, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our shares. We believe optionees are unlikely to exercise these options in the foreseeable future. By making this Offer to exchange outstanding options for New Options that will have an exercise price equal to the fair market value of the shares, as determined by the closing sales price of our common stock reported on The Nasdaq National Market for the last market trading day prior to on the respective Grant Dates, we intend to provide our eligible employees with the benefit of owning options that over time may have a greater potential to increase in value, which will create better performance incentives for eligible employees and thereby maximize stockholder value. (Page 11)

WHAT ARE THE CONDITIONS TO THE OFFER?

     The Offer is not conditioned on a minimum number of options being tendered. Participation in the Offer is completely voluntary. The conditions are more fully described in Section 7 of this Offer to Exchange. (Page 15)

ARE THERE ANY ELIGIBILITY REQUIREMENTS THAT YOU MUST SATISFY AFTER THE EXPIRATION DATE OF THE OFFER TO RECEIVE THE NEW OPTIONS?

     Yes. To receive a grant of New Options through the Offer and under the terms of the 2000 Stock Plan, you must be a resident of the United States and be employed by New Focus or one of its U.S. subsidiaries as of the New Option Grant Dates.

     As discussed below, subject to the terms of this Offer, we will grant the First New Options as soon as practicable after we accept the tendered options for exchange. We will not, however, grant the Second New Option until on or about the first business day which is at least six months and one day after the Cancellation Date. If, for any reason, you have not continuously been an employee of New Focus from at least June 1, 2001 through the First Grant Date, you will not receive any New Options, or through the Second Grant Date, you will not receive the Second New Option, nor, in either case, will you receive other consideration in exchange for your cancelled options. (Page 10)

HOW MANY NEW OPTIONS WILL YOU RECEIVE IN EXCHANGE FOR YOUR TENDERED OPTIONS?

     If you meet the eligibility requirements and subject to the terms of this Offer, we will grant you New Options to purchase the aggregate number of shares equal to the aggregate number of shares subject to the options you tender (except for those supplemental options granted on November 21, 2000). Employees electing to tender options for exchange must also surrender any supplemental options granted on November 21, 2000 associated with tendered options. No New Options will be issued to replace these supplemental option grants. New Options will be granted under our 2000 Stock Plan, unless prevented by applicable laws or regulations. We will grant the New Options on two Grant Dates. We will grant the First New Option as soon as practicable after we cancel the tendered options, subject to the continued employment of the optionee through that date. We will grant the Second New Option as soon as practicable after that date which is six months and one day after the Cancellation Date, subject to the continued employment of the optionee through that date. The New Options will be subject to new option agreements between you and us. You must execute the new option agreement before receiving a New Option. (Page 10)

WHEN WILL YOU RECEIVE YOUR NEW OPTIONS?

     We will grant the First New Option as soon as practicable after we cancel the tendered options, which we expect will be on July 2, 2001. We will grant the Second New Option as soon as practicable after the date which is six months and one day after the Cancellation Date. Our Board of Directors will select the actual Grant Dates for the New Options. If we cancel tendered options on July 2, 2001, which is the expected Cancellation Date, we will grant the Second New Option on January 3, 2002, or as soon as practicable thereafter. Again, you must have been continuously employed by New Focus through the First Grant Date and the Second Grant Date in order to be eligible to receive the First New option and the Second New Option, respectively. (Page 13)

WHY WON'T YOU RECEIVE 100% OF YOUR NEW OPTIONS IMMEDIATELY AFTER THE EXPIRATION DATE OF THE OFFER?

     Granting the New Options on any date which is earlier than six months and one day after the Cancellation Date subjects us to potentially onerous accounting charges. For the First New Option, we will be required for financial reporting purposes to treat those First New Options as variable awards. This means that we will be required to record the non-cash accounting impact of decreases and increases in our share price as a compensation expense for the First New Options issued under this Offer. We will have to continue this variable accounting for the First New Options until they are vested and exercised, forfeited or terminated. The higher the market value of our shares, the greater the compensation expense we will have to record. By deferring the grant of the Second New Options for at least six months and one day after the Cancellation Date, we believe we will not have to treat the Second New Options as variable awards and can minimize the compensation expense associated with this Offer.

IF YOU TENDER OPTIONS IN THE OFFER, WILL YOU BE ELIGIBLE TO RECEIVE OTHER OPTION GRANTS BEFORE YOU RECEIVE 100% OF YOUR NEW OPTIONS?

     If we accept options you tender in the Offer, you may not be eligible to receive any other option grants before the Second Grant Date, which will be on or about the first business day that is six months and one day after the Cancellation Date. We may defer until the Second Grant Date the grant of other options, such as annual, bonus or promotional options, for which you may otherwise be eligible before the Second Grant Date. We may defer the grant to you of other options if we determine it is in our best interests to do so to avoid incurring compensation expense against our earnings because of accounting rules that could apply to these interim option grants as a result of the Offer. Instead, we may issue a promise to grant stock option(s) to you on the date when such grant would no longer subject us to these potentially onerous accounting charges as a result of the Offer to Exchange. However, if you are no longer employed at New Focus on the Second Grant Date, you will not receive the additional options we may have granted, even if a Promise to Grant Stock Option(s) has been issued to you. (Page 14)

WILL YOU BE REQUIRED TO GIVE UP ALL YOUR RIGHTS TO THE CANCELLED OPTIONS?

     Yes. Once we have accepted the options tendered by you, your options will be cancelled, and you will no longer have any rights under those options.

WHAT WILL THE EXERCISE PRICE OF THE NEW OPTIONS BE?

     The exercise price per share of the New Options will be 100% of the fair market value on the Grant Date, as determined by the closing sales price quoted on The Nasdaq National Market for the last market trading day prior to the Grant Date.

     If, however, prior to the Grant Date we enter into a merger or other similar transaction whereby we are acquired by another company, then the New Options you receive could be for the purchase of the acquirer's stock (as opposed to ours), with an exercise price equal to the fair market value of such acquirer's stock on the Grant Date.

     We cannot predict the exercise price of the New Options on either Grant Date. The New Options granted on either or both Grant Dates may have higher exercise prices than some or all of your current options. We recommend that you evaluate current market quotes for our shares, among other factors, before deciding whether to tender your options. (Page 17)

WHEN WILL THE NEW OPTIONS VEST?

     The First New Option will vest as to 1/12 on the date that is one month after the First Grant Date and 1/12 each month thereafter until fully vested, subject to your continuous employment through such vesting dates. The Second New Option will vest as to 1/48 on the date that is one month after the Second Grant Date and 1/48 each month thereafter until fully vested, subject to your continuous employment through such vesting dates. (Page 17)

WHAT IF WE ENTER INTO A MERGER OR OTHER SIMILAR TRANSACTION?

     From time to time we engage in strategic transactions with business partners, customers and other third parties. We may engage in transactions in the future with these or other companies which could significantly change our structure, ownership, organization or management or the make-up of our Board of Directors, and which could significantly affect the price of our shares. If we engage in such a transaction or transactions before a Grant Date of the New Options, the market price of our shares could increase or decrease in value, and the exercise price of the New Options could be higher or lower than the exercise price of the options you elect to have cancelled as part of this Offer. As outlined in Section 9, the exercise price of the First New Option and the Second New Option granted to you in return for your tendered options will be the fair market value of the underlying shares as determined by the closing sales price quoted on The Nasdaq National Market for the last market trading day prior to the First Grant Date and the Second Grant Date, respectively.

You will be at risk of any such increase in our share price before the Grant Dates of the New Options for these or any other reasons. In addition, in the event of an acquisition of our company for stock, tendering option holders might receive options to purchase shares of a different issuer. (Page 11)

ARE THERE CIRCUMSTANCES WHERE YOU WOULD NOT BE GRANTED NEW OPTIONS?

     Yes. Even if we accept your tendered options, we will not grant New Options to you if we are prohibited by applicable law or regulations from doing so. We are not aware of any applicable laws or regulations that would prohibit us from granting the New Options, and we will use reasonable efforts to avoid any such prohibition of which we become aware. In the event we are prohibited from granting you New Options, you will not be granted New Options, nor will you receive any other form of payment for your cancelled options. (Page 20)

     Also, if you have not been continuously employed through the First Grant Date you will not receive any New Options, or through the Second Grant Date, in which case you will not receive the Second New Option. (Page 18)

IF I WOULD LIKE TO TENDER ONE OPTION FOR EXCHANGE, DO I HAVE TO TENDER ALL OF MY OPTIONS FOR EXCHANGE?

     No. However, if you choose to tender an option and you received a supplemental option grant on November 21, 2000 associated with the tendered option, then you must also tender the associated supplemental options. No New Options will be issued to replace the supplemental option grants.

IF YOU CHOOSE TO TENDER AN OPTION WHICH IS ELIGIBLE FOR EXCHANGE, DO YOU HAVE TO TENDER ALL THE SHARES IN THAT OPTION?

     Yes. We are not accepting partial tenders of options. However, you may tender the remaining portion of an option which you have partially exercised. Accordingly, you may tender one or more of your option grants, but you may only tender all of the unexercised shares subject to each option or none of those shares. (Page 14)

WHAT HAPPENS TO OPTIONS THAT YOU CHOOSE NOT TO TENDER OR THAT ARE NOT ACCEPTED FOR EXCHANGE?

     Nothing. Options that you choose not to tender for exchange or that we do not accept for exchange remain outstanding until they expire by their terms and retain their current exercise price and current vesting schedule. We intend to accept all options tendered in accordance with the terms of the Offer.

WILL YOU HAVE TO PAY TAXES IF YOU EXCHANGE YOUR OPTIONS IN THE OFFER?

     If you exchange your current options for New Options, you should not be required under current law to recognize income for U.S. federal income tax purposes at the Cancellation Date. Further, at the Grant Date of the New Options, you will not be required under current law to recognize income for U.S. federal income tax purposes. We recommend that you consult with your own tax advisor to determine the tax and social insurance consequences of participating in the Offer. In addition, we strongly urge you to read Section 14 of the Offer to Exchange for a discussion of tax consequences which may apply to you as a result of participation in this Offer.

WHEN WILL YOUR NEW OPTIONS EXPIRE?

     The First New Option will expire eighteen (18) months after the First Grant Date, and the Second New Option will expire ten years after the Second Grant Date, or, in either case, earlier if your continuous employment with New Focus terminates. (Page 16)

WHEN DOES THE OFFER EXPIRE? CAN THE OFFER BE EXTENDED, AND IF SO, HOW WILL YOU BE NOTIFIED IF IT IS EXTENDED?

     The Offer expires on June 29, 2001, at 9:00 p.m., Pacific Daylight Time, unless it is extended by us. We may, in our discretion, extend the Offer at any time, but we cannot assure you that the Offer will be extended or, if extended, for how long. If the Offer is extended, we will make a public announcement of the extension no later than 6:00 a.m., Pacific Daylight Time, on the next business day following the previously scheduled expiration of the Offer period. (Page 10)

HOW DO YOU TENDER YOUR OPTIONS?

     If you decide to tender your options, you must deliver, before 9:00 p.m., Pacific Daylight Time, on June 29, 2001 (or such later date and time as we may extend the expiration of the Offer), a properly completed and executed Election Form and any other documents required by the Election Form via facsimile (fax # (408-852-7944) or hand delivery to Gina Ahn. This is a one-time Offer, and we will strictly enforce the Offer period. We reserve the right to reject any or all tenders of options that we determine are not in appropriate form, or that we determine are unlawful to accept. Subject to our rights to extend, terminate and amend the Offer, we currently expect that we will accept all properly tendered options on July 2, 2001. (Page 12)

DURING WHAT PERIOD OF TIME MAY YOU WITHDRAW PREVIOUSLY TENDERED OPTIONS?

     You may withdraw your tendered options at any time before the Offer expires at 9:00 p.m., Pacific Daylight Time, on June 29, 2001. If we extend the Offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of the Offer. In addition, although we currently intend to accept validly tendered options promptly after the expiration of this Offer, if we have not accepted your tendered options by July 30, 2001, you may withdraw your tendered options at any time after July 30, 2001. We will notify you within two (2) business days of our acceptance of your tendered shares. To withdraw tendered options, you must deliver to us via facsimile (fax # (408) 852-7944) or hand delivery to Gina Ahn a signed Notice to Change Election From Accept to Reject, with the required information while you still have the right to withdraw the tendered options. Once you have withdrawn options, you may re-tender options only by again following the delivery procedures described above. (Page 13)

CAN YOU CHANGE YOUR ELECTION REGARDING PARTICULAR TENDERED OPTIONS?

     Yes, you may change your election regarding particular tendered options at any time before the Offer expires at 9:00 p.m., Pacific Daylight Time, on June 29, 2001. If we extend the Offer beyond that time, you may change your election regarding particular tendered options at any time until the extended expiration of the Offer. In order to change your election, you must deliver to us via facsimile (fax # (408) 852-7944) or hand delivery to Gina Ahn a new Election Form, which includes the information regarding your new election, and is clearly dated after your original Election Form. (Page 13)

WHAT DO WE AND THE BOARD OF DIRECTORS THINK OF THE OFFER?

     Although our Board of Directors has approved the Offer, neither we nor our Board of Directors makes any recommendation as to whether you should tender or not tender your options. You must make your own decision whether or not to tender options. For questions regarding tax implications or other investment-related questions, you should talk to your own legal counsel, accountant and/or financial advisor.

WHOM CAN YOU TALK TO IF YOU HAVE QUESTIONS ABOUT THE ATTACHED FORMS?

     For additional information or assistance, you should contact:

        Gina Ahn
        Stock Administrator
        New Focus, Inc.
        5215 Hellyer Avenue
        San Jose, CA 95138-5219
        (408) 284-5219

                                 CERTAIN RISKS
                         OF PARTICIPATING IN THE OFFER

     Participation in the Offer involves a number of potential risks, including those described below. This list briefly highlights some of the risks and is necessarily incomplete because we cannot address tax and other risks that may be associated with your individual situation. Eligible participants should carefully consider these and other risks and are encouraged to speak with an investment and tax advisor as necessary before deciding to participate in the Offer. In addition, we strongly urge you to read the rest of this Offer to Exchange, along with the memorandum from our President and Chief Executive Officer, Ken Westrick, dated June 1, 2001, the Election Form and the Notice to Change Election from Accept to Reject before deciding whether to participate in the Offer.

                                 ECONOMIC RISKS

- PARTICIPATION IN THE OFFER MAY MAKE YOU INELIGIBLE TO RECEIVE ADDITIONAL OPTION GRANTS UNTIL JANUARY 3, 2002.

     Employees are generally eligible to receive option grants at any time that the Board of Directors or Compensation Committee chooses to make them. However, if you participate in the Offer, you may not be eligible to receive any option grants until January 3, 2002.

- IF THE STOCK PRICE INCREASES AFTER THE DATE YOUR TENDERED OPTIONS ARE CANCELLED, YOUR CANCELLED OPTIONS MIGHT HAVE BEEN WORTH MORE THAN THE NEW OPTIONS THAT YOU HAVE RECEIVED IN EXCHANGE.

     For example, if you cancel options with a $35 exercise price, and New Focus' stock appreciates to $50 when the New Options are granted, your New Option will have a higher exercise price than the cancelled option.

- IF YOUR EMPLOYMENT TERMINATES PRIOR TO THE GRANT DATES, YOU MAY NOT RECEIVE ALL OR ANY NEW OPTIONS.

     Once your option is cancelled, it is gone for good. Accordingly, if your employment terminates for any reason prior to the First Grant Date, you will have the benefit of neither the cancelled option nor the New Option. If your continuous employment terminates for any reason after the First Grant Date but on or prior to the Second Grant Date, you will not receive the Second New option, nor will your cancelled options be returned to you.

- IF WE ARE ACQUIRED BY OR MERGE WITH ANOTHER COMPANY, YOUR CANCELLED OPTIONS MIGHT HAVE BEEN WORTH MORE THAN THE NEW OPTIONS THAT YOU HAVE RECEIVED IN EXCHANGE.

     From time to time we engage in strategic transactions with business partners, customers and other third parties. We may engage in transactions in the future with these or other companies which could significantly change our structure, ownership, organization or management or the make-up of our Board of Directors, and which could significantly affect the price of our shares. If we engage in such a transaction or transactions before a Grant Date of the New Options, the market price of our shares could increase or decrease in value, and the exercise price of the New Options could be higher or lower than the exercise price of options you elect to have cancelled as part of this Offer. As is outlined in Section 9, the exercise price of the First New Option and the Second New Option granted to you in return for your tendered options will be the fair market value of the underlying shares as determined by the closing sales price quoted on The Nasdaq National Market for the last market trading day prior to the First Grant Date and the Second Grant Date, respectively. You will be at risk of any such increase in our share price before the Grant Dates of the New Options for these or any other reasons. In addition, in the event of an acquisition of our company for stock, tendering option holders might receive options to purchase shares of a different issuer.

     Employee option holders who do not tender options in the Offer will have their outstanding options treated in accordance with the terms of the plan under which they were granted, and, if their options are assumed by a successor to our company, those options would be priced in accordance with the terms of the transaction. This could potentially result in a greater financial benefit for those employee option holders who opted not to participate in this Offer and who instead retained their original options.

     Finally, if we are acquired by another company, that company may, as part of the transaction or otherwise, decide to terminate some or all of our employees prior to the Grant Dates of New Options under this Offer. Termination for this, or any other, reason before the New Options are granted means that you will not receive the New Options, nor will you receive any other consideration for the options that were cancelled.

                                 RELATED RISKS

     For a description of risks related to New Focus' business, please see
Section 18 of this Offer to Exchange on page 23.

                                  INTRODUCTION

     New Focus, Inc. ("New Focus") is offering to exchange all outstanding options to purchase shares of New Focus common stock granted between June 1, 2000 and February 28, 2001 (excluding those supplemental options granted on November 21, 2000) held by eligible employees for New Options we will grant under the New Focus, Inc. 2000 Stock Plan (the "2000 Stock Plan"). An "eligible employee" refers to employees of New Focus and its U.S. subsidiaries who are residents of the United States and employees as of the date the Offer commences and continuously through the date the tendered options are cancelled. Employees who are not residents of the United States or work for subsidiaries outside the United States are not eligible to participate in the Offer. We are making the Offer upon the terms and the conditions described in this Offer to Exchange and in the related memorandum from our President and Chief Executive Officer, Ken Westrick, dated June 1, 2001, the Election Form and the Notice to Change Election from Accept to Reject (which together, as they may be amended from time to time, constitute the "Offer").

     The aggregate number of shares subject to the New Options to be granted to each eligible employee will be equal to the aggregate number of shares subject to the options tendered by the eligible employee and accepted for exchange, as adjusted for any stock splits, stock dividends, recapitalizations or similar events, provided that the employee continues to be employed by New Focus on each Grant Date of the New Options. Subject to the terms and conditions of this Offer, we will grant New Options exercisable for shares equal to 30% of the aggregate number of shares subject to the cancelled options (the "First New Option") as soon as practicable after such options tendered by an eligible employee have been accepted (the "First Grant Date"). We will grant New Options exercisable for shares equal to 70% of the aggregate number of shares subject to the cancelled options (the "Second New Option" and, together with the First New Option, the "New Options") on or about the first business day which is six months and one day after the date we cancel the options accepted for exchange (the "Second Grant Date" and, together with the First Grant Date, the "Grant Dates" and each a "Grant Date"). To be eligible to receive the First New Option or the Second New Option, you must be continuously employed by New Focus through the First Grant Date or the Second Grant Date, as the case may be. You may only tender options for all or none of the outstanding, unexercised shares subject to an individual option grant. All tendered options accepted by us through the Offer will be cancelled as promptly as practicable after 9:00 PM Pacific Daylight Time on the date the Offer ends. For purposes of the Offer, we will be deemed to have accepted options for exchange that are validly tendered and not properly withdrawn as of the time when we give oral or written notice to Gina Ahn or to the optionholders of our acceptance for exchange of such options, which notice may be made by press release. Subject to our rights to extend, terminate and amend the Offer, we currently expect that we will accept promptly after the expiration of the Offer all properly tendered options that are not validly withdrawn. The Offer is currently scheduled to expire on June 29, 2001, and we expect to cancel options on July 2, 2001, or as soon as possible thereafter (the "Cancellation Date"). If you tender certain option grants for exchange, you will be required to also tender any supplemental options granted on November 21, 2000 associated with the tendered option grants. No New Options will be granted for the supplemental option grants.

     The Offer is not conditioned on a minimum number of options being tendered. Participation in the Offer is completely voluntary. The Offer is subject to conditions that we describe in Section 7 of this Offer to Exchange.

     If you tender options for exchange as described in the Offer then, subject to the terms of the Offer, we will grant you New Options under our 2000 Stock Plan.

     The exercise price per share of the First New Option and the Second New Option will be 100% of the fair market value of our common stock as determined by the closing sales price quoted on The Nasdaq National Market for the last market trading day prior to the First Grant and the Second Grant Date, respectively.

     The First New Option will vest as to 1/12 on the date that is one month after the First Grant Date and 1/12 each month thereafter until fully vested, subject to the employee's continuous employment through such vesting dates. The Second New Option will vest as to 1/48 on the date that is one month after the Second Grant Date and 1/48 each month thereafter until fully vested, subject to the employee's continuous employment though such vesting dates.

     As of May 30, 2001, options to purchase 6,970,170 of our shares were issued and outstanding, of which options to purchase approximately 2,714,767 of our shares, constituting approximately 38.9%, are eligible for this Offer and are held by eligible employees.

                                   THE OFFER

  1. Eligibility.

     Employees are "eligible employees" if they are residents of the United States and employees of New Focus, Inc. ("New Focus") or one of New Focus' U.S. subsidiaries as of the date the Offer commences and the date on which the tendered options are cancelled.

     In order to receive an aggregate number of New Options exercisable for the same aggregate number of shares subject to your tendered and cancelled options, you must remain continuously employed by New Focus as of each Grant Date. If you cease to be continuously employed by New Focus through the First Grant Date, you will not be granted any New Options, nor will your cancelled options be returned to you. If your continuous status as an employee terminates after the First Grant Date but an or prior to the Second Grant Date, you will not receive the Second New Option, nor will any portion of your cancelled options be returned to you.

  2. Number of Options; Expiration Date.

     Subject to the terms and conditions of the Offer, we will exchange all tendered outstanding, unexercised options granted between June 1, 2000 and February 28, 2001 (except those supplemental options granted on November 21,
2000), held by eligible employees and properly tendered and not validly withdrawn in accordance with Section 5 before the "Expiration Date," as defined below, in return for New Options. Employees electing to tender options must also surrender any supplemental options granted on November 21, 2000 associated with the tendered options. No New Options will be issued to replace these supplemental option grants. We will not accept partial tenders of options for any portion of the shares subject to an individual option grant. Therefore, you may tender options for all or none of the shares subject to each of your eligible options. You may, however, tender shares subject to a partially exercised option.

     If your options are properly tendered and accepted for exchange, the options will be cancelled and, subject to the terms of this Offer, you will be entitled to receive New Options to purchase the aggregate number of shares of common stock equal to the aggregate number of shares subject to the options tendered by you and accepted for exchange, subject to adjustments for any stock splits, stock dividends, recapitalizations and similar events, and subject to your continuous employment on the Grant Dates. Again, employees electing to receive New Options must also surrender any supplemental options granted on November 21, 2000 associated with the tendered options. No New Options will be issued to replace these supplemental option grants. Each New Option will be subject to the terms of our 2000 Stock Plan and to a new option agreement between you and us. We do not expect the Second Grant Date to be earlier than January 3, 2002. This means that if you quit, with or without a good reason, or die or we terminate your employment, with or without cause, prior to the Second Grant Date, you will not receive the Second New Option in exchange for your cancelled options.

     The term "Expiration Date" means 9:00 p.m., Pacific Daylight Time, on June 29, 2001, unless and until we, in our discretion, have extended the period of time during which the Offer will remain open, in which event the term "Expiration Date" refers to the latest time and date at which the Offer, as so extended, expires. See Section 15 of this Offer to Exchange for a description of our rights to extend, delay, terminate and amend the Offer.

     If we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of such action:

     - we increase or decrease the amount of consideration offered for the options;

     - we decrease the number of options eligible to be tendered in the Offer;
       or

     - we increase the number of options eligible to be tendered in the Offer by an amount that exceeds 2% of the shares issuable upon exercise of the options that are subject to the Offer immediately prior to the increase.

     If the Offer is scheduled to expire at any time earlier than the tenth
(10th) business day from, and including, the date that notice of the increase or decrease is first published, sent or given in the manner specified in Section 15 of this Offer to Exchange, we will extend the Offer so that the Offer is open at least ten (10) business days following the publication, sending or giving of notice.

     We will also notify you of any other material change in the information contained in this Offer to Exchange until the Expiration Date.

     For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

  3. Purpose of the Offer.

     We issued the options outstanding to:

     - provide our eligible employees with additional incentive and to promote the success of our business; and

     - encourage our eligible employees to continue their employment with us.

     One of the keys to our success is the retention of our valuable employees. We believe that stock options motivate high levels of performance and provide an effective means of recognizing employee contributions to the success of the Company. The Offer provides an opportunity for us to Offer our eligible employees a potentially valuable incentive to stay with New Focus. Our outstanding options granted between June 1, 2000 and February 28, 2001, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our shares. We believe optionees are unlikely to exercise these options in the foreseeable future. By making this Offer to exchange outstanding options for the New Options that will have an exercise price equal to the closing sales price of our common stock, as quoted on The Nasdaq National Market the last market trading day prior to the Grant Dates, we intend to provide our eligible employees with the benefit of owning options that over time may have a greater potential to increase in value, create better performance incentives for employees and thereby maximize stockholder value. The First New Option will be granted to you on the First Grant Date, provided you remain continuously employed by New Focus through the First Grant Date. The Second New Option will be granted to you on the Second Grant Date, provided you remain continuously employed by New Focus through the Second Grant Date. The First New Option and the Second New Option will each be granted at the fair market value, as determined by the closing sales price of our common stock quoted on The Nasdaq National Market for the last market trading day prior to the First Grant Date and the Second Grant Date, respectively. Accordingly, we can not tell you what the exercise price of the New Options will be. The First New Option, the Second New Option or both may have a higher exercise price than some or all of your current outstanding options.

     From time to time we engage in strategic transactions with business partners, customers and other third parties. We may engage in transactions in the future with these or other companies which could significantly change our structure, ownership, organization or management or the make-up of our Board of Directors, and which could significantly affect the price of our shares. If we engage in such a transaction or transactions before a grant date of the New Options, our shares could increase or decrease in value, and the exercise price of the New Options could be higher or lower than the exercise price of options you elect to have cancelled as part of this Offer. As outlined in Section 9, the exercise price of the First New Option and the Second New Option granted to you in return for your tendered options will be the fair market value of the underlying shares as determined by the closing sales price quoted on The Nasdaq National Market for the last market trading day prior to the First Grant Date and the Second Grant Date, respectively. You will be at risk of any such increase in our share price before the Grant Dates of the New Options for these or any other reasons.

     While we currently have no plans to do so, it is possible that, prior to the grant of the New Options, we might effect or enter into an agreement such as a merger or other similar transaction whereby we would be acquired by another company. The Promise to Grant Stock Option(s) which we will give you for the Second New Option is a binding commitment, and any successor to our company will be obligated to honor that commitment. Accordingly, in the event of any such merger transaction, the acquirer would be obligated to grant you the Second New Option on the Second Grant Date, expected to be January 3, 2002 (assuming that we do not extend the Offer). Such a stock option could be for the purchase of the acquirer's stock (as opposed to ours), with an exercise price equal to the fair market value of such acquirer's stock on the Second Grant Date.

     Employee option holders who do not tender options in the Offer will have their outstanding options treated in accordance with the terms of the plan under which they were granted, and, if their options are assumed by a successor to our company, those options would be priced in accordance with the terms of the transaction. This could potentially result in a greater financial benefit for those employee option holders who opted not to participate in this Offer and who instead retained their original options.

     Finally, if we are acquired by another company, that company may, as part of the transaction or otherwise, decide to terminate some or all of our employees prior to the Grant Dates of New Options under this Offer. Termination for this, or any other, reason before the New Options are granted means that you will not receive the New Options, nor will you receive any other consideration for the options that were cancelled.

     Neither we nor our Board of Directors makes any recommendation as to whether you should tender or not tender your options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this Offer to Exchange and to consult your own investment and tax advisors. You must make your own decision whether or not to tender your options for exchange.

  4. Procedures for Tendering Options.

     Proper Tender of Options.

     To validly tender your options through the Offer, you must, in accordance with the terms of the Election Form, properly complete, execute and deliver the Election Form to us via facsimile (fax # (408) 852-7944) or hand delivery to Gina Ahn, along with any other required documents. Gina Ahn must receive all of the required documents before the Expiration Date. The Expiration Date is 9:00 PM Pacific Daylight Time on June 29, 2001.

     THE DELIVERY OF ALL DOCUMENTS, INCLUDING ELECTION FORMS AND ANY NOTICES TO CHANGE ELECTION FROM ACCEPT TO REJECT AND ANY OTHER REQUIRED DOCUMENTS, IS AT YOUR RISK.

     Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects.

     We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any tender of options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely tendered options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the Offer or any defect or irregularity in any tender of any particular options or for any particular option holder. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time Offer, and we will strictly enforce the Offer period, subject only to an extension which we may grant in our sole discretion.

     Our Acceptance Constitutes an Agreement.

     Your tender of options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Offer. OUR ACCEPTANCE FOR EXCHANGE OF YOUR OPTIONS TENDERED BY YOU THROUGH THE OFFER WILL CONSTITUTE A BINDING AGREEMENT BETWEEN US AND YOU UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE OFFER. We will notify you of our acceptance within two (2) business days of the Expiration Date.

     Subject to our rights to extend, terminate and amend the Offer, we currently expect that we will accept all properly tendered options that have not been validly withdrawn on July 2, 2001.

  5. Withdrawal Rights and Change of Election.

     You may only withdraw your tendered options or change your election in accordance with the provisions of this Section.

     You may withdraw your tendered options at any time before 9:00 p.m., Pacific Daylight Time, on June 29, 2001. If we extend the Offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of the Offer. In addition, if we have not accepted your tendered options for exchange by 9:00 p.m., Pacific Daylight Time, on July 30, 2001, you may withdraw your tendered options at any time after July 30, 2001.

     To validly withdraw tendered options, you must deliver to Gina Ahn via facsimile (fax number (408) 852-7944) or hand delivery, in accordance with the procedures listed in Section 4 above, a signed and dated Notice to Change Election From Accept to Reject, with the required information, while you still have the right to withdraw the tendered options.

     To validly change your election regarding the tender of particular options, you must deliver a new Election Form to Gina Ahn via facsimile (fax number (408) 852-7944) or hand delivery, in accordance with the procedures listed in Section 4 above. If you deliver a new Election Form that is properly signed and dated, it will replace any previously submitted Election Form, which will be disregarded. The new Election Form must be signed and dated and must specify:

     - the name of the option holder who tendered the options;

     - the number of each option to be tendered;

     - the date of each option to be tendered;

     - the exercise price of each option to be tendered; and

     - the total number of unexercised option shares subject to each option to be tendered.

     Except as described in the following sentence, the Notice to Change Election From Accept to Reject and any new or amended Election Form must be executed by the option holder who tendered the options to be withdrawn exactly as the option holder's name appears on the option agreement or agreements evidencing such options. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in that capacity must be indicated on the notice of withdrawal.

     You may not rescind any withdrawal, and any options you withdraw will thereafter be deemed not properly tendered for purposes of the Offer, unless you properly re-tender those options before the Expiration Date by following the procedures described in Section 4.

     Neither we nor any other person is obligated to give notice of any defects or irregularities in any Notice to Change Election From Accept to Reject or any new or amended Election Form, nor will anyone incur any liability for failure to give any notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of Notices to Change Election From Accept to Reject and new or amended Election Forms. Our determination of these matters will be final and binding.

  6. Acceptance of Options for Exchange and Issuance of New Options.

     Upon the terms and conditions of the Offer and as promptly as practicable following the Expiration Date, we will accept for exchange and cancellation options properly tendered and not validly withdrawn before the Expiration Date. Once the options are cancelled, you will no longer have any rights with respect to those options. Subject to the terms and conditions of this Offer, if your options are properly tendered and accepted for exchange, these options will be cancelled as of the date of our acceptance, which we anticipate to be July 2,

2001. The First New Option will be granted as soon as practicable after the Cancellation Date, and the Second New Option will be granted on or about the first business day that is six months and one day after the Cancellation Date. All newly granted options will be nonstatutory stock options. Thus, subject to the terms and conditions of this Offer, if your options are properly tendered by June 29, 2001, the scheduled Expiration Date of the Offer, and accepted for exchange and cancelled on July 2, 2001, you will be granted the First New Option on or about July 2, 2001 and the Second New Option on or about January 3, 2002. If we accept and cancel options properly tendered for exchange after July 2, 2001, the period in which the New Options will be granted will be delayed accordingly. As promptly as practicable after we accept and cancel options tendered for exchange, we will issue to you a Promise to Grant Stock Option(s), by which we will commit to grant the Second New Option to you on or about January 3, 2002. The aggregate number of New Options you will be granted with the First New Option and the Second New Option will cover the same aggregate number of shares as the options tendered and cancelled pursuant to this Offer, as adjusted for stock splits, stock dividends, recapitalizations and similar events, provided that you are continuously employed by New Focus through the respective Grant Dates.

     If we accept options you tender in the Offer, we may defer any grant to you of additional options (other than the New Options), such as annual, bonus or promotional options, for which you may be eligible before January 3, 2002, until after such date, so that, other than the First New Option, you are granted no additional options until at least six months and one day after any of your tendered options have been cancelled. In our sole discretion, may defer the grant to you of these other options in order to avoid incurring compensation expense against our earnings as a result of accounting rules that could apply to these interim option grants as a result of the Offer. We may instead issue to you an additional Promise to Grant Stock Option(s), which is a binding commitment to grant you an option or options on or after January 3, 2002, provided that you continue to be employed by New Focus on the date on which the grant is to be made. We may, in our sole discretion, grant additional options prior to the Second Grant Date, in which case we will have to treat such options as variable awards for accounting purposes, as more fully described in Section 12 below.

     We are not accepting partial tenders of options. However, you may tender the remaining portion of an option which you have partially exercised. Accordingly, you may tender one or more of your option grants, but you may only tender all of the unexercised shares subject to each option or none of those shares. For example, and except as otherwise described below, if you hold (i) an option to purchase 1,000 shares at $10.00 per share, 700 of which you have already exercised, (ii) an option to purchase 1,000 shares at an exercise price of $20.00 per share and (iii) an option to purchase 2,000 shares at an exercise price of $40.00 per share, you may tender:

     - none of your options;

     - options with respect to the 300 remaining unexercised shares under the first option grant;

     - options with respect to all 1,000 shares under the second option grant;

     - options with respect to all 2,000 shares under the third option grant;

     - options with respect to two of the three option grants; or

     - all options under all three of the option grants.

     You may not tender options with respect to only 150 shares (or any other partial amount) under the first option grant or less than all of the shares under the second and third option grants.

     Within two (2) business days of the receipt of your Election Form or your Notice to Change Election From Accept to Reject, New Focus will send you a Confirmation of Receipt. However, this is not by itself an acceptance of the options for exchange. For purposes of the Offer, we will be deemed to have accepted options for exchange that are validly tendered and not properly withdrawn as of the time when we give oral or written notice to Gina Ahn or to the option holders of our acceptance for exchange of such options, which notice may be made by press release. Subject to our rights to extend, terminate and amend the Offer, we currently expect that we will accept promptly after the expiration of the Offer all properly tendered options that are not validly withdrawn.

  7. Conditions of the Offer.

     Notwithstanding any other provision of the Offer, we will not be required to accept any options tendered for exchange, and we may terminate or amend the Offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act, if at any time on or after June 1, 2001, and prior to the Expiration Date, any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any case and regardless of the circumstances giving rise to the event, including any action or omission to act by us, the occurrence of such event or events makes it inadvisable for us to proceed with the Offer or with such acceptance and cancellation of options tendered for exchange:

     - there shall have been threatened or instituted or be pending any action or proceeding by any governmental, regulatory or administrative agency or authority that directly or indirectly challenges the making of the Offer, the acquisition of some or all of the tendered options pursuant to the Offer, or the issuance of New Options, or otherwise relates in any manner to the Offer, or that, in our reasonable judgment, could materially and adversely affect our business, condition, income, operations or prospects or materially impair the contemplated benefits of the Offer to New Focus;

     - there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be eligible to the Offer or New Focus, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

          (1) make the acceptance for exchange of, or issuance of New Options for, some or all of the tendered options illegal or otherwise restrict or prohibit consummation of the Offer or that otherwise relates in any manner to the Offer;

          (2) delay or restrict our ability, or render us unable, to accept for exchange, or issue New Options for, some or all of the tendered options;

          (3) materially impair the contemplated benefits of the Offer to New Focus; or

          (4) materially and adversely affect New Focus' business, condition, income, operations or prospects or materially impair the contemplated benefits of the Offer to New Focus;

     - there shall have occurred any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record additional compensation expense against our earnings in connection with the Offer for financial reporting purposes;

     - a tender or exchange Offer for some or all of our shares, or a merger or acquisition proposal for New Focus, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed; or

     - any change or changes shall have occurred in New Focus' business, condition, assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to New Focus or may materially impair the contemplated benefits of the Offer to New Focus.

     The conditions to the Offer are for New Focus' benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the Expiration Date. We may waive them, in whole or in part, at any time and from time to time prior to the Expiration Date, in our discretion, whether or not we waive any other condition to the Offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.

  8. Price Range of Shares Underlying the Options.

     The shares underlying your options are currently traded on The Nasdaq National Market under the symbol "NUFO." The following table shows, for the periods indicated, the high and low sales prices per share of our common stock as reported by The Nasdaq National Market.

                                                             HIGH       LOW
                                                            -------    ------
FISCAL YEAR 2001
  Quarter ended April 1, 2001.............................  $ 60.19    $12.51

FISCAL YEAR 2000
  Quarter ended December 31, 2000.........................    89.56     17.13
  Quarter ended October 1, 2000...........................   158.00     74.52

     Our stock was not traded on an established trading market before May 18, 2000.

     As of May 30, 2001, the last reported sale price during regular trading hours of our common stock, as reported by The Nasdaq National Market, was $10.22 per share.

     WE RECOMMEND THAT YOU EVALUATE CURRENT MARKET QUOTES FOR OUR COMMON STOCK, AMONG OTHER FACTORS, BEFORE DECIDING WHETHER TO TENDER YOUR OPTIONS. THE EXERCISE PRICE OF THE FIRST NEW OPTION AND THE SECOND NEW OPTION WILL BE EQUAL TO THE FAIR MARKET VALUE OF OUR COMMON STOCK AS DETERMINED BY THE CLOSING SALES PRICE QUOTED ON THE NASDAQ NATIONAL MARKET FOR THE LAST MARKET TRADING DAY PRIOR TO THE FIRST GRANT DATE AND THE SECOND GRANT DATE, RESPECTIVELY. BECAUSE OF THE FLUCTUATIONS IN THE MARKET AND IN THE TRADING PRICE OF OUR COMMON STOCK, IT IS POSSIBLE THAT THE EXERCISE PRICE OF YOUR NEW OPTIONS MAY BE HIGHER THAN THE EXERCISE PRICE OF THE OPTIONS YOU TENDERED FOR EXCHANGE.

  9. Source and Amount of Consideration; Terms of New Options.

     Consideration.

     We will issue New Options to purchase shares of common stock under our 2000 Stock Plan in exchange for the outstanding options properly tendered and accepted for exchange by us which will be cancelled. The aggregate number of shares subject to the New Options to be granted to each participating employee will be equal to the aggregate number of shares subject to the options tendered by the employee and cancelled by us, as adjusted for any stock splits, stock dividends, recapitalizations and similar events; provided, however, that no New Options will be granted to replace supplemental options granted on November 21, 2000. If we receive and accept tenders of all of the eligible outstanding options from eligible employees, subject to the terms and conditions of this Offer, we will grant New Options to purchase a total of 2,714,767 shares of our common stock. The shares issuable upon exercise of these New Options would equal approximately 3.6% of the total shares of our common stock outstanding as of May 30, 2001.

     Terms of New Options.

     The New Options will be granted under our 2000 Stock Plan. A new option agreement will be entered into between New Focus and each option holder who has tendered options in the Offer for each of the New Options. Options generally have a term of ten (10) years. The First New Option will have a term of eighteen
(18) months from the First Grant Date. The Second New Option will have a term of ten (10) years from the Second Grant Date. We will grant the First New Option as soon as practicable after we accept and cancel the tendered options, and we will grant the Second New Option as soon as practicable on or after the date which is six months and one day after the Cancellation Date. The exercise price of the New Options will be equal to the fair market value of our common stock, as determined by the closing sales price quoted on The Nasdaq National Market for the last market trading day prior to the respective Grant Dates. Thus, it is possible that the exercise price of your New Options may be higher than the exercise price of the options you tendered for exchange, including as a result of a significant corporate event. Except for the terms described in this paragraph, the New Options will generally have substantially the same terms and conditions as other options we grant under our 2000 Stock Plan. The following description summarizes the material terms of our 2000 Stock Plan and the options granted under the Plan.

     2000 Stock Plan.

     The maximum number of shares available for issuance through the exercise of options granted under our 2000 Stock Plan is 6,970,170, plus an annual increase to be added each year equal to the lesser of 9,000,000 shares, 6% of the outstanding shares on the first day of our fiscal year, or a lesser number of shares determined by our Board of Directors. Our 2000 Stock Plan permits the granting of options intended to qualify as incentive stock options under the Internal Revenue Code and options that do not qualify as incentive stock options, referred to as nonstatutory stock options.

     Administration.

     The Plan is administered by the Board of Directors or a committee appointed by the Board of Directors (the "Administrator"). Subject to the other provisions of the Plans, the Administrator has the power to determine the terms and conditions of the options granted, including the exercise price, the number of shares subject to the option and the exercisability of the options.

     Vesting and Exercise.

     Each stock option agreement specifies the term of the option and the date when the option becomes exercisable. The terms of vesting are determined by the Administrator. Options granted by us generally vest at a rate of 20% of the shares subject to the option after twelve months, and then 1/60 of the shares subject to the option vest each month thereafter.

     The First New Option will vest as to 1/12 on the date one month after the First Grant Date and 1/12 each month thereafter until fully vested, subject to an optionee's continuous status as an employee on such vesting dates. The Second New Option will vest as to 1/48 on the date one month after the Second Grant Date and 1/48 each month thereafter until fully vested, subject to an optionee's continuous status as an employee on such vesting dates.

     Exercise Price.

     The Administrator determines the exercise price at the time the option is granted. For all eligible employees, the exercise price per share of the New Options will be 100% of the fair market value on the Grant Date, as determined by the closing sales price as quoted on The Nasdaq National Market for the last market trading day prior to the Grant Date.

     Payment of Exercise Price.

     You may exercise your options, in whole or in part, by delivery of a written notice to us together with a share subscription or purchase form which is accompanied by payment in full of the eligible exercise price. The permissible methods of payment of the option exercise price are determined by the Administrator and generally may include the following:

     - cash;

     - check;

     - promissory note;

     - certain other shares of our common stock;

     - consideration received by the Company under a cashless exercise program;

     - a reduction in the amount of our liability to the optionee; or

     - a combination of the foregoing methods.

     Adjustments Upon Certain Events.

     If there is a change in our capitalization, such as a stock split, stock dividend, recapitalization or other similar event, and the change results in an increase or decrease in the number of issued shares without receipt of consideration by us, an appropriate adjustment will be made to the price of each option and the number of shares subject to each option.

     In the event there is a liquidation or dissolution of New Focus, your outstanding options will terminate immediately prior to the consummation of the liquidation or dissolution. The Administrator may, however, provide for the acceleration of the exercisability of any option.

     In the event there is a sale of all or substantially all of our assets, or we merge with another corporation, your options will be assumed or replaced with new options s of the successor corporation. If the successor corporation does not assume or substitute your options, they will automatically become fully vested and exercisable for a period of fifteen (15) days from the date we provide you with notice of the accelerated vesting and the option will terminate at the end of the fifteen (15) days.

     Termination.

     Except as your option agreement otherwise provides, your Options will terminate following the termination of your employment, unless the Options are exercised, to the extent that they were exercisable immediately before such termination, within the time frame permitted by your option agreement or, if no time period is specified in your option agreement, within three (3) months following your termination. In the event that the termination of your employment is by reason of permanent or total disability or death, you, or your executors, administrators, legatees or distributees of your estate, may exercise any option held by you at the date of your employment termination, to the extent that it was exercisable immediately before such termination, within the time frame specified in your option agreement or, if no time is specified, for twelve (12) months following such termination.

     The termination of your option under the circumstances specified herein will result in the termination of your interests in our 2000 Stock Plan. In addition, your option may terminate, together with our stock option plans and all other outstanding options issued to other employees, following the occurrence of certain corporate events, as described below.

     Termination of Employment.

     If, for any reason, your continuous status as an employee ends on or before the First Grant Date, you will not receive any New Options in exchange for your cancelled options, and if, for any reason, your continuous status as an employee end after the First Grant Date but on or before the Second Grant Date, you will any portion of the Second New Option or any other form of consideration for your cancelled options. This means that if you quit, with or without a good reason, or die or we terminate your employment, with or without cause, prior to a New Option Grant Date, you will not receive the New Options to be granted on that date or any future date in exchange for your cancelled options.

     Transferability of Options.

     New Options, generally may not be transferred, other than by will or the laws of descent and distribution. In the event of your death, options may be exercised by a person who acquires the right to exercise the option by bequest or inheritance.

     Registration of Option Shares.

     6,970,170 shares of common stock issuable upon exercise of options under our 2000 Stock Plan have been registered under the Securities Act on registration statements on Form S-8 filed with the SEC. All the shares issuable upon exercise of all New Options to be granted before the Offer will be registered under the Securities Act. Unless you are one of our affiliates, you will be able to sell your option shares free of any transfer restrictions under applicable U.S. securities laws.

     U.S. Federal Income Tax Consequences.

     You should refer to Section 14 of this Offer to Exchange for a discussion of the U.S. federal income tax consequences of the New Options and the options tendered for exchange, as well as the consequences of accepting or rejecting the New Options under this Offer to exchange. We recommend that you consult with your own tax advisor to determine the tax consequences of this transaction.

     Our statements in this Offer to Exchange concerning our 2000 Stock Plan and the New Options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of our 2000 Stock Plan and the New Option agreements under the Plan. Please contact Gina Ahn at New Focus, Inc., 5215 Hellyer Avenue, San Jose, CA 95138-1001 (telephone: (408) 284-5219), to receive a copy of our 2000 Stock Plan and the forms of option agreements thereunder. Gina will promptly furnish you copies of these documents at our expense.

  10. Information Concerning New Focus.

     Our principal executive offices are located at 5215 Hellyer Avenue, San Jose, CA 95138-1001, and our telephone number (408) 284-4700.

     New Focus designs, manufactures and markets innovative fiber optic products for next-generation optical networks. Our Smart Optics for Networks(TM) products enhance the performance of next-generation optical networks by enabling higher channel counts, faster data rates, longer reach lengths, new service capabilities, and lower costs of ownership. Founded in 1990, our company remains a leader in the creation of advanced optical products for the commercial and research marketplaces. We are headquartered in San Jose, California and have operations in Santa Clara, Camarillo and Fremont, California, Madison, Wisconsin, and Shenzhen, People's Republic of China.

     The financial information included in our annual report on Form 10-K for the fiscal year ended December 31, 2000 and in our quarterly report on Form 10-Q for the quarter ended April 1, 2001 is incorporated herein by reference. See
Section 17 "Additional Information" below for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

  11. Interests of Directors and Officers; Transactions and Arrangements Concerning the Options.

     A list of our directors and executive officers is attached to this Offer to Exchange as Schedule A. As of May 30, 2001, our executive officers and non-employee directors (eleven (11) persons) as a group beneficially owned options outstanding under our 2000 Stock Plan to purchase a total of 618,000 of our shares, which represented approximately 14.3% of the shares subject to all options outstanding under that plan as of that date. Directors and executive officers, as a group beneficially owned options outstanding under all of our stock plans to purchase a total of 771,667 of our shares, which represented approximately 11.1% of the shares subject to all options outstanding under the plans as of that date. Of these options to purchase our shares owned by directors and executive officers, 175,000 are eligible to be tendered in the Offer.

     To the best of our knowledge, none of our directors, our executive officers or the affiliates of any of our directors or officers have engaged in any transaction in the past sixty (60) days which involved options to purchase our common stock.

  12. Status of Options Acquired by us in the Offer; Accounting Consequences of the Offer.

     Options we acquire through the Offer will be cancelled and the shares subject to those options will be returned to the pool of shares available for grants of new options under our 2000 Stock Plan. To the extent these shares are not fully reserved for issuance upon exercise of the New Options to be granted in connection with the Offer, the shares will be available for future awards to employees and other eligible plan participants without further stockholder action, except as required by applicable law or the rules of The Nasdaq National Market or any other securities quotation system or any stock exchange on which our shares are then quoted or listed.

     We will have to treat the First New Option, which we intend to grant as soon as practicable after the Cancellation Date, and any other additional option grants we make to participating option holders before the Second Grant Date, as variable awards for accounting purposes. This means that we will be required to record the non-cash accounting impact of decreases and increases in our share price as compensation expense for the New Options issued under this Offer. We will have to continue this variable accounting for this portion of New Options until they are vested and either exercised, forfeited or terminated, which, in the case of the First New Options at the latest, will be eighteen (18) months after the First Grant Date, but in the case of other additional options may be ten (10) years after the date of grant. The higher the market value of our shares, the greater compensation expense we will have to record.

     With respect to the Second New Option, we believe that we will not incur any compensation expense solely as a result of the transactions contemplated by the Offer because:

     - we will not grant the Second New Option until a business day that is at least six months and one day after the date that we accept and cancel options tendered for exchange; and

     - the exercise price of the Second New Option will equal the fair market value of the shares of common stock, as determined by the closing sales price of our common stock quoted on The Nasdaq National Market for the last market trading day prior to the Second Grant Date.

  13. Legal Matters; Regulatory Approvals.

     We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of the New Options as contemplated by the Offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the Offer to accept tendered options for exchange and to issue New Options for tendered options is subject to the conditions described in
Section 7.

     If we are prohibited by applicable laws or regulations from granting New Options on a Grant Date, we will not grant any New Options on that date. We are unaware of any such prohibition at this time, and we will use reasonable efforts to effect the grant, but if the grant is prohibited on the Grant Dates we will not grant the New Options, and you will not get any other consideration for the options you tendered.

  14. Material U.S. Federal Income Tax Consequences.

     The following is a general summary of the material U.S. federal income tax consequences of the exchange of options pursuant to the Offer. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof as of the date of the Offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

     Option holders who exchange outstanding options for the New Options should not be required to recognize income for federal income tax purposes as a result of the option exchange. We believe that the exchange will be treated as a non-taxable exchange. WE ADVISE ALL OPTION HOLDERS CONSIDERING EXCHANGING THEIR OPTIONS TO MEET WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

     Non-Qualified Stock Options.

     Under current law, an option holder will not realize taxable income upon the grant of an option which is not qualified as an incentive stock option, also referred to as a nonstatutory stock option. However, when an option holder exercises the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be compensation income, taxable to the option holder.

     We will be entitled to a deduction equal to the amount of compensation income taxable to the option holder if we comply with eligible reporting requirements.

     WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

  15. Extension of Offer; Termination; Amendment.

     We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event listed in Section 7 has occurred or is deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay the acceptance for exchange of any options by giving oral or written notice of such extension to the option holders or making a public announcement thereof.

     We also expressly reserve the right, in our reasonable judgment, prior to the Expiration Date to terminate or amend the Offer and to postpone our acceptance and cancellation of any options tendered for exchange upon the occurrence of any of the events listed in Section 7, by giving oral or written notice of such termination or postponement to you or by making a public announcement thereof. Our reservation of the right to delay our acceptance and cancellation of options tendered for exchange is limited by Rule 13e-4(f)(5) promulgated under the Securities Exchange Act, which requires that we must pay the consideration offered or return the options tendered promptly after termination or withdrawal of a tender offer.

     Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event listed in Section 7 has occurred or is deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offer to option holders or by decreasing or increasing the number of options being sought in the Offer.

     Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 6:00 a.m., Pacific Daylight Time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made through the Offer will be disseminated promptly to option holders in a manner reasonably designated to inform option holders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release to the PRNews.

     If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. These rules require that the minimum period during which an Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

     If we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of these actions:

     - we increase or decrease the amount of consideration offered for the options;

     - we decrease the number of options eligible to be tendered in the Offer; or we increase the number of options eligible to be tendered in the Offer by an amount that exceeds 2% of the shares issuable upon exercise of the options that are subject to the Offer immediately prior to the increase.

     If the Offer is scheduled to expire at any time earlier than the tenth
(10th) business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in this Section 15, we will extend the Offer so that the Offer is open at least ten (10) business days following the publication, sending or giving of notice.

     For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Daylight Time.

  16. Fees and Expenses.

     We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of options pursuant to this Offer to Exchange.

  17. Additional Information.

     This Offer to Exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the Securities and Exchange Commission (the "SEC"). This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials which we have filed with the SEC before making a decision on whether to tender your options:

          1. New Focus' annual report on Form 10-K for our fiscal year ended December 31, 2000, filed with the SEC on March 29, 2001;

          2. New Focus' quarterly report Form 10-Q for our quarter ended April 1, 2001, filed with the SEC on May 9, 2001; and

          3. The description of our shares contained in our Registration Statements on Form S-8, filed with the SEC on June 1, 2000 and on April 9, 2001.

     These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

    450 Fifth Street, N.W.           7 World Trade Center          500 West Madison Street
          Room 1024                       Suite 1300                      Suite 1400
    Washington, D.C. 20549         New York, New York 10048        Chicago, Illinois 60661

     You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

     Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

     Our common stock is quoted on The Nasdaq National Market under the symbol "NUFO" and our SEC filings can be read at the following Nasdaq address:

                               Nasdaq Operations
                              1735 K Street, N.W.
                             Washington, D.C. 20006

     Each person to whom a copy of this Offer to Exchange is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents) at no cost, by writing to us at New Focus, Inc., Attn: Gina Ahn, 5215 Hellyer Avenue, San Jose, CA 95138-1001, or telephoning us at (408) 284-4700.

     As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

     The information contained in this Offer to Exchange about New Focus should be read together with the information contained in the documents to which we have referred you.

  18. Miscellaneous.

     This Offer to Exchange and our SEC reports referred to above include "forward-looking statements." When used in this Offer to Exchange, the words "anticipate," "believe," "estimate," "expect," "intend" and "plan" as they relate to New Focus or our management are intended to identify these forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters are forward-looking statements. The documents we filed with the SEC, including our annual report on Form 10-K filed on March 29, 2001 and our quarterly report on Form 10-Q filed on May 9, 2001, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements. These risks include, but are not limited to:

     - the difficulty of forecasting anticipated revenues due to weakness and uncertainties regarding overall demand within the telecommunications industry, inventory levels within the industry, sudden order reductions and cancellations by customers, lower backlog of customer orders, and potential pricing pressures that may arise from supply-demand conditions within the industry;

     - the difficulty of minimizing the negative effect of lower unit volumes on gross margin performance due to the level of fixed manufacturing expenses;

     - our ability to lower production output;

     - our ability to predict manufacturing yields;

     - the challenge of managing inventory levels during periods of weakening demand;

     - our ability to introduce and gain customer acceptance of new products on a timely basis;

     - the difficulty in anticipating the outcome of current litigation; and

     - our ability to generate future revenue from new products commensurate with prior investments in research and development activities.

     We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the option holders residing in such jurisdiction.

     WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR OPTIONS THROUGH THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION IN THIS DOCUMENT OR DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT, THE MEMORANDUM FROM KEN WESTRICK DATED JUNE 1, 2001, THE ELECTION FORM AND THE NOTICE TO CHANGE ELECTION FROM ACCEPT TO REJECT. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

                                          New Focus, Inc.

June 1, 2001

                                   SCHEDULE A

                    INFORMATION CONCERNING THE DIRECTORS AND
                     EXECUTIVE OFFICERS OF NEW FOCUS, INC.

     The directors and executive officers of New Focus, Inc. and their positions and offices as of May 30, 2001, are set forth in the following table:

                NAME                                 POSITION AND OFFICES HELD
                ----                                 -------------------------
Kenneth E. Westrick..................  President and Chief Executive Officer
William L. Potts, Jr. ...............  Chief Financial Officer and Secretary
Dr. Timothy Day......................  Vice President, Chief Technology Officer
Nicola Pignati.......................  Chief Operating Officer
Elaine Fortier.......................  Vice President, Human Resources
Dr. Milton Chang.....................  Chairman of the Board
John Dexheimer.......................  Director
Dr. Winston S. Fu....................  Director
R. Clark Harris......................  Director
Robert Pavey.........................  Director
Dr. David L. Lee.....................  Director

     The address of each director and executive officer is: c/o New Focus, Inc., 5215 Hellyer Avenue, San Jose, CA 95138-1001.

                                       A-1